Exhibit 23.2

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Investments” in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 (Commission File No. 333-220997) of Starwood Real Estate Income Trust, Inc. and in the prospectus included therein.

April 11, 2018

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
New York, New York